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                                                                Exhibit 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration
Statement (Form S-8) pertaining to the 1992 Stock Option Plan, 1994 Equity Incentive Plan, Non-Employee Directors' Stock Option Plan, Nonstatutory Stock Options, and the Employee Stock Purchase Plan of CV Therapeutics, Inc. of our report dated February 23, 1996, except for Note 10, as to which the date is October 29, 1996, with respect to the consolidated financial statements of CV Therapeutics, Inc. for each of the three years ended December 31, 1995 included in its Registration Statement (Form S-1, No. 333-12675) and related prospectus, filed with the Securities and Exchange Commission.

                                                        /s/ ERNST & YOUNG LLP


Palo Alto, California
January 7, 1997